Exhibit 4.12

AGREEMENT

This Agreement (this “Agreement”) is made as of July 22, 2020 (the “Execution Date”), by and among Q&K International Group Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Purchaser”), and Great Alliance Co-living Limited, a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands (the “Seller”). Seller and Purchaser are referred to herein each as a “Party” and collectively as the “Parties.”

Reference is made to the ASSET PURCHASE AGREEMENT (the “APA”) entered into by and between the Seller and the Purchaser dated as of July 22, 2020.

For the purpose of clarifying the arrangements under the APA, the Seller and the Purchaser agree as follows:

1. Conditions Precedent.

Notwithstanding anything to the contrary as contained in the APA, the Parties mutually agree that,

(a) in addition to those as set forth in Section 5.1 of the APA, the obligations of the Purchaser to consummate the First Closing are subject to the fulfillment or waive by the Purchaser in writing of the following condition: at least ninety percent (90%) of the bank account(s) receiving rental income under the Apartment Rental Agreements shall have been altered to the bank account(s) designated by the Assets Buyer.

(b) in addition to those as set forth in Section 5.2 of the APA, the obligations of the Purchaser to consummate the Second Closing are subject to the fulfillment or waive by the Purchaser in writing of the following condition: at least eighty percent (80%) of the lessees under the Original Leases shall have been altered to the Assets Buyer or any entities designated by the Assets Buyer.

2. Effect of Termination. In addition to Section 10.2 of the APA, the Parties hereby agree that, upon termination of the APA:

(a) the Onshore Transfer Agreement shall be terminated automatically;

(b) the Purchaser shall procure the Asset Buyer to return the Target Units and all other assets which have been transferred pursuant to the Onshore Transfer Agreement to the Assets Sellers; and

(c) the Purchaser shall be entitled to cancel and forfeit any shares which have been issued to the Seller under the Share Subscription Agreement.

3. Effectiveness. This Agreement shall take effect and become legally binding on the Parties concurrently with the execution of the APA.

4. Definition.

(a) The following terms used in this letter agreement shall be construed to have the meanings set forth or referenced below.

“Apartment Rental Agreements” means the apartment rental agreements of Target Units between the Assets Sellers and their tenants.

“Asset Buyer” means Chengdu Liwu Apartment Management Limited (成都黎武公寓管理有限公司 in Chinese).

“Asset Sellers” means, collectively, Beijing Lianyou Life Technology Limited (北京联优生活科技有限公司 in Chinese), Beijing Lianyou Life Property Management Limited (北京联优生活物业管理有限公司 in Chinese), Beijing Lianyou Life Smart Property Management Limited (北京联优生活智选物业管理有限公司 in Chinese) and Beijing Meiliwu Asset Management Limited (北京美丽屋资产管理有限公司 in Chinese), and “Asset Seller” means any of the foregoing.

“Original Leases” means the original leases of Target Units between the Assets Sellers and Target Units’ original lessor.

“Share Subscription Agreement” means the share subscription agreement by and between the Purchaser and the Seller dated as of July 22, 2020.

“Target Units” means 72,181 apartment rental units transferred by the Asset Sellers to the Asset Buyer pursuant to an Asset Purchase Agreement dated as of July 22, 2020 (the “Onshore Transfer Agreement”).

(b) Capitalized terms used but not defined herein shall have the meanings set forth in the APA.

5. No Modification. This Agreement may not be amended or otherwise modified without the prior written consent of the Seller and the Purchaser.

6. Miscellaneous. Article IX (Confidentiality) and Section 11.3 (Governing Law and Dispute Resolution) shall apply to this Agreement mutatis mutandis.

7. Counterparts. This Agreement may be executed in one or more counterparts, including by way of electronic transmission, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:	Q&K International Group Limited

	By:	/s/ Chengcai Qu
Name:
	Title:	Director
[Chop:Q&K International Group Limited]

IN WITNESS WHEREOF, the Parties have executed and caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

SELLER:	Great Alliance Co-living Limited

By:
Name:
Title: